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                                                                   EXHIBIT 5.01


                                                  Hunton & Williams LLP
                                                  Riverfront Plaza, East Tower
                                                  951 East Byrd Street
                                                  Richmond, Virginia 23219-4074

                                                  Tel 804 - 788 - 8200
                                                  Fax 804 - 788 - 8218


January 27, 2004

Board of Trustees
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268

                       Registration Statement on Form S-3
               $250,000,000 of Common Shares and Preferred Shares


Gentlemen:

We have acted as counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Trust"), in connection with the Registration Statement on Form S-3, registration number 333-112183 (the "Registration Statement"), filed by the Trust under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the issuance and sale of the Trust's common shares of beneficial interest, $.01 par value per share (the "Common Shares") and the Trust's preferred shares of beneficial interest, no par value, in one or more series (the "Preferred Shares" and, together with the Common Shares, the "Offered Securities"), to be offered from time to time, having an aggregate maximum public offering price not to exceed $250,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Trust and certificates of its officers and public officials as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         1. The Trust is duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

         2. When the terms of any Offered Securities have been authorized by appropriate action of the Trust and have been issued and sold as described in the Registration Statement, the Prospectus included therein and any applicable Prospectus Supplement, then the Offered Securities will be validly issued, fully paid and non-assessable.


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Board of Trustees
Windrose Medical Properties Trust
January 27, 2004
Page 2


In expressing the opinions set forth above, we have assumed that (i) the Offered Securities will not be issued in violation of any restriction or limitation contained in Article IV of the Trust's Declaration of Trust and (ii) upon issuance of any Offered Securities, the total number of Common Shares and Preferred Shares issued and outstanding will not exceed the total number of shares that the Trust is then authorized to issue under its Declaration of Trust.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the heading "Other Matters -- Legal" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act.


                                    Very truly yours,

                                    /s/ Hunton & Williams LLP